Exhibit 99.(a)(13)

EQUITRUST SERIES FUND, INC.
ARTICLES SUPPLEMENTARY

EquiTrust Series Fund, Inc., a Maryland corporation registered as an open-end investment company registered under the Investment Company Act of 1940 (hereinafter called the “Corporation”) whose principal office in the State of Maryland is c/o The Corporation Trust Incorporated, 32 South Street, Baltimore, Maryland 21202, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

I.                                         Immediately prior to the filing of these Articles Supplementary, the Corporation had authority to issue five billion (5,000,000,000) shares, par value $0.001 per share, such shares having an aggregate par value of five million dollars ($5,000,000).  Such shares have been classified as follows, subject, however, to the authority hereinafter granted to the board of directors to further classify and reclassify any such shares and, incident to such classification or reclassification, to increase or decrease such number of shares:

Value Growth Portfolio Class B Shares	625,000,000 shares
Money Market Portfolio Class B Shares	312,500,000 shares
High Grade Bond Portfolio Class B Shares	625,000,000 shares
Strategic Yield Bond Portfolio Class B Shares	312,500,000 shares
Blue Chip Portfolio Class B Shares	312,500,000 shares
Managed Portfolio Class B Shares	312,500,000 shares

Value Growth Portfolio Institutional Shares	625,000,000 shares
Money Market Portfolio Institutional Shares	312,500,000 shares
High Grade Bond Portfolio Institutional Shares	625,000,000 shares
Strategic Yield Bond Portfolio Institutional Shares	312,500,000 shares
Blue Chip Portfolio Institutional Shares	312,500,000 shares
Managed Portfolio Institutional Shares	312,500,000 shares

II.                                     As of the filing of the Articles Supplementary, the Corporation shall have authority to issue five billion (5,000,000,000) shares, par value $0.001 per share.  Of these shares:

a.                                       Four hundred twenty-five million (425,000,000) are classified as Value Growth Portfolio Class A Shares, four hundred twenty-five million (425,000,000) (including all previously issued and outstanding Value Growth Portfolio Class B Shares) are classified as Value Growth Portfolio Class B Shares and four hundred million (400,000,000) (including all previously issued and outstanding Value Growth Portfolio Institutional Shares) are classified as Value Growth Portfolio Institutional Shares;

b.                                      Two hundred twelve million five hundred thousand (212,500,000) are classified as Money Market Portfolio Class A Shares, two hundred twelve million five hundred thousand (212,500,000) (including all previously issued and outstanding Money Market Portfolio Class B Shares) are classified as Money Market Portfolio Class B Shares and two hundred million (200,000,000) (including all previously issued and outstanding Money Market Portfolio Institutional Shares) are classified as Money Market Portfolio Institutional Shares;

c.                                       Four hundred twenty-five million (425,000,000) are classified as High Grade Bond Portfolio Class A shares, four hundred twenty-five million (425,000,000) (including all previously issued and outstanding High Grade Bond Portfolio Class B Shares) are classified as High Grade Bond Portfolio Class B Shares and four hundred million (400,000,000) (including all previously issued and outstanding High Grade Bond Portfolio Institutional Shares) are classified as High Grade Bond Portfolio Institutional Shares;

d.                                      Two hundred twelve million five hundred thousand (212,500,000) are classified as Strategic Yield Bond Portfolio Class A Shares, two hundred twelve million five hundred thousand (212,500,000) (including all previously issued and outstanding Strategic Yield Bond Portfolio Class B Shares) are classified as Strategic Yield Bond Portfolio Class B Shares and two hundred million (200,000,000) (including all previously issued and outstanding Strategic Yield Bond Portfolio Shares) are classified as Strategic Yield Bond Portfolio Institutional Shares;

e.                                       Two hundred twelve million five hundred thousand (212,500,000) are classified as Blue Chip Portfolio Class A Shares, two hundred twelve million five hundred thousand (212,500,000) (including all previously issued and outstanding Blue Chip Portfolio Class B Shares) are classified as Blue Chip Portfolio Class B Shares and two hundred million (200,000,000) (including all previously issued and outstanding Blue Chip Portfolio Institutional Shares) are classified as Blue Chip Portfolio Institutional Shares; and

f.                                         Two hundred twelve million five hundred thousand (212,500,000) are classified as Managed Portfolio Class A Shares, two hundred twelve million five hundred thousand (212,500,000) (including all previously issued and outstanding Managed Portfolio Class B Shares) are classified as Managed Portfolio Class B Shares and two hundred million (200,000,000) (including all previously issued and outstanding Managed Portfolio Institutional Shares) are classified as Managed Portfolio Institutional Shares.

III.           All the shares of common stock of the Corporation, both classified and unclassified, collectively have an aggregate par value of five million dollars ($5,000,000).

IV.           The preferences, conversion or other rights and such voting powers, restrictions, limitations as to the dividends and qualifications and such terms or conditions of redemption as set forth in Article IV of the Corporation’s Charter, and in the provisions of the Charter generally, remain unchanged.

V.            Except as set forth below, the Class A, Class B and Institutional Shares of each Portfolio of the Corporation shall have the preferences, conversion, or other rights and such voting powers, restrictions, limitations as to dividends and qualifications and such terms or conditions of redemption as set forth in Article IV of the Corporation’s Charter and shall be subject to all provisions of the Charter relating to the stock of the Corporation generally.  In addition, the following voting powers shall apply:

a.                                       any voting powers with respect to the Rule 12b-1 Plan of the Class B Shares of a Portfolio shall be exercisable by such Class only; and

b.                                      any voting powers with respect to the Rule 12b-1 Plan of the Class A Shares of a Portfolio shall be exercisable by such Class only; and

VI.           The Board of Directors of the Corporation has authorized, classified or reclassified the Class A, Class B and Institutional Shares under the authority contained in the Charter of the Corporation.

VII.          The Corporation is registered as an open-end investment company under the Investment Company Act of 1940.

VIII.        The total number of shares of each of the Classes of shares of the Fund may be increased or decreased, as applicable, by the Board of Directors of the Corporation in accordance with Section 2-105(c) of the Maryland General Corporation Law.

The undersigned President acknowledges these Articles Supplementary to be the corporate act of the Corporation and states that to the best of his or her knowledge, information and belief, the statements and facts set forth in these Articles with respect to authorization and approval are true in all material respects and that this statement is made under penalties of perjury.

IN WITNESS WHEREOF, EquiTrust Series Fund, Inc. has caused these Articles Supplementary to be executed in its name and on its behalf by its President and witnessed by its Secretary on August 18, 2005.

[SEAL]	EQUITRUST SERIES FUND, INC.

	By:	/s/ Craig A. Lang
Craig A. Lang
President

Witness:

/s/ Kristi Rojohn
Kristi Rojohn
Secretary